Exhibit 10.43

EXECUTION COPY

CREDIT FACILITY STANDSTILL AGREEMENT

CREDIT FACILITY STANDSTILL AGREEMENT (this “Agreement”), dated as of February 17, 2004, among POI Acquisition, LLC (“Acquisition”), Protection One, Inc. (“POI”), Protection One Alarm Monitoring, Inc. (“POAM”) and Network Multi-Family Security Corporation (the “Subsidiary Guarantor”).

RECITALS

WHEREAS, POAM is the borrower under a Revolving Credit Agreement dated as of December 21, 1998 (as renewed, extended, modified and amended from time to time) (the “Credit Facility”), by and among Westar Industries, Inc. (“WII”), POAM, as borrower, POI, as a guarantor, and the Subsidiary Guarantor, as guarantor;

WHEREAS, pursuant to the purchase agreement dated as of December 23, 2003 (the “Purchase Agreement”), by and among Acquisition, WII and Westar Energy, Inc., WII’s direct parent company (“WEI”), Acquisition agreed, among other things, to assume all of WII’s rights and obligations under the Credit Facility;

WHEREAS, POAM has issued $250 million of 7-3/8% senior notes due August 15, 2005 (the “Senior Notes”), $350 million 8-1/8% senior subordinated notes due August 15, 2009 (the “Senior Sub Notes”) and $166 million 13-5/8% senior subordinated discount notes due June 5, 2005 (the “Discount Notes”; together with the Senior Sub Notes, the “Subordinated Notes”; and, together with the Senior Notes, the “Notes”);

WHEREAS, pursuant to an assignment and assumption agreement dated February 17, 2004 (the “Assignment Agreement”), POAM consented to the assignment by WII of its rights under the Credit Facility to Acquisition;

WHEREAS, pursuant to Section 11.6(b) of the Credit Facility, the consummation of the Transaction will result in a Default by POAM and shall permit the Administrative Agent, upon the request of the Required Lenders, to exercise at any time all of their rights and remedies and to commence enforcement and collection actions under the Credit Facility, the other Loan Documents and applicable law (such rights, remedies and actions, collectively, “Enforcement Actions”), including without limitation, the right to declare to be immediately due and payable the entire unpaid balance of the Obligation, or any part thereof;

WHEREAS, POI desires that Acquisition, in its dual capacities as Lender and Administrative Agent under the Credit Facility following the consummation of the Transaction, forbear from exercising certain remedies as a result of the Specified Defaults (as defined below) for the period of time specified below;

NOW THEREFORE, in consideration of the premises contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

Section 1.  Definitions; Interpretation.

(a) “Borrower Party” shall mean each of POAM, POI and the Subsidiary Guarantor.

(b) “Effective Time” shall mean the Closing (as defined in the Purchase Agreement).

(c) “Specified Defaults” shall mean the items set forth on Schedule 2 hereto as either being Defaults as of the Effective Time or Defaults that are anticipated to occur or continue during the Debt Specified Period.

Capitalized terms not otherwise defined in this Agreement shall have the meanings given thereto in the Credit Facility.

Unless stated otherwise herein, references in this Agreement to “Acquisition” shall be deemed to refer to Acquisition in its capacity as Administrative Agent and Lender upon the Effective Time.

Section 2.  Acknowledgment; Certain Matters Relating to Remedies Under the Credit Facility

(a) Acknowledgment of Default.  Each Borrower Party hereby acknowledges that (i) as of the Effective Time there will occur a Default under and with respect to Section 11.6 of the Credit Facility (such default, the “Change of Control Default”) and (ii) absent the agreement of the Administrative Agent and the Lenders to forbear from taking Enforcement Actions, the occurrence and continuance of the Change of Control Default entitles and would continue to entitle the Administrative Agent and the Lenders to at any time take Enforcement Actions.  Each Borrower Party represents and warrants to the Administrative Agent and the Lender that, except for Specified Defaults (excluding for this purpose Item VII of Schedule 2), no material Default has occurred and will continue to exist as of the Effective Time.

(b) No Borrowing.  Each Borrower Party acknowledges and agrees that, effective as of the Effective Time, the remaining commitments of the Lender under the Credit Facility are terminated in accordance with Section 12.1(b)(ii) of the Credit Facility.

(c) Forbearance of Acquisition in Respect of Rights under Credit Facility.  Acquisition hereby agrees, on the terms and subject to the conditions hereof, for the period beginning on the Effective Time and ending on the Debt Specified Date (as defined below) (the “Debt Specified Period”) to forbear from taking any Enforcement Action as a result of the occurrence and continuance of the Change of Control Default or any other Specified Default.

(d) Interest.  Each Borrower Party and Acquisition hereby acknowledges and agrees that at the Effective Time POAM shall be permitted to Convert the Obligation from a Base Rate Borrowing to a Eurodollar Borrowing so long as (i) POAM provides Acquisition with a Notice of Conversion no later than the third Business Day prior to the Effective Time (which Notice of Conversion shall not require the delivery of the representations, warranties and certifications contained in Section 3 of Exhibit C-2 to the Credit Facility) and (ii) immediately prior to the Effective Time POAM makes a payment of accrued and unpaid interest on the existing Base Rate Borrowing to WII as existing holder of the Obligation under the Credit Facility.  Such Eurodollar Borrowing shall be for Interest Periods of one month and shall be permitted to continue until the Debt Specified Date unless and until any payment of interest under the Credit Facility is not made by POAM as and when due, at which point the Obligation shall be converted back to a Base Rate Borrowing (without any further action by any Borrower Party or Acquisition).

Section 3.  Termination.  The agreement of Acquisition contained in Section 2(c) hereof shall automatically terminate and be of no further force and effect on the date (the “Debt Specified Date”) which is the earlier of (i) the date that is ninety (90) days after the Effective Time (the “Outside Date”) or (ii) the occurrence of any of the following (each, a “Termination Event”):

(a) any Borrower Party shall breach any of the provisions of this Agreement or the Assignment Agreement;

(b) any Default (other than any Specified Default) shall occur and be continuing;

(c) any Borrower Party shall (i) pay, (ii) enter into any commitment subsequent to the date hereof to pay or (iii) take any corporate action to approve the payment of, any principal amount outstanding under, or any premium payments with respect to, any of the Notes prior to the scheduled maturity thereof;

(d) any Borrower Party shall redeem or repurchase any of the Notes prior to the scheduled maturity thereof;

(e) POI shall fail to deliver a certificate to Acquisition on a bi-weekly basis not later than 12:00 noon New York time on every alternating Tuesday commencing on the Tuesday following the week during which the Effective Time occurred, to the effect that the Borrower Parties are in compliance with the provisions of this Agreement and that no Termination Event shall have occurred, whether or not notice thereof shall be delivered to a Borrower Party; or

(f) a voluntary filing by, or an involuntary filing with respect to, any Borrower Party under Title 11 of the U.S. Code.

Each Borrower Party acknowledges and agrees that, on the Debt Specified Date, the agreement of the Lenders and the Administrative Agent to forbear from taking any Enforcement Action in respect of any Specified Default shall cease and be of no further force or effect, and the Administrative Agent and the Lenders shall be entitled to immediately take

Enforcement Actions under the Credit Facility, the other Loan Documents and applicable law, all without further notice or demand, in respect of any Default then existing.

Section 4.  Continuing Effect.

(a)  Except as expressly provided herein, the Credit Facility and the other Loan Documents shall remain unchanged and in full force and effect, and all rights, powers and remedies of Acquisition thereunder are hereby expressly reserved.  Unless otherwise modified by this Agreement, each Borrower Party remains obligated by their respective representations, warranties, covenants and agreements as set forth in the Credit Facility and the other Loan Documents.

(b) Each Borrower Party acknowledges and agrees that, as of the Effective Time, the Obligation includes, without limitation, the amounts set forth on Schedule 1 attached hereto on account of the outstanding unpaid amount of principal of, and accrued and unpaid interest on, the Borrowings.

(c)  Neither this Agreement nor any action or inaction on the part of Acquisition shall be construed to constitute or represent (i) a commitment by Acquisition, either in its capacities under the Credit Facility or in any other capacity, to restructure any Indebtedness of the Borrower, or (ii) an intention by Acquisition, either in its capacities under the Credit Facility or in any other capacity, except in respect of the forbearance expressly provided in Section 2 hereof with respect to any Specified Default, to waive, modify or refrain from exercising any of its rights, powers, privileges or remedies under the Credit Facility or any other document or agreement, at law, in equity or otherwise, and each Borrower Party acknowledges, agrees and confirms, except as expressly provided in Section 2 hereof with respect to any Specified Default, that no such commitment, waiver, modification or agreement not to exercise has been offered, granted, extended or agreed to by Acquisition, either in its capacities under the Credit Facility or in any other capacity.  Nothing set forth in this Agreement shall be construed so as to require Acquisition, either in its capacities under the Credit Facility or in any other capacity, to agree to the terms of any modification proposed by any Borrower Party to the Credit Facility or any other Loan Document or to any other document or agreement to which Acquisition is a party.

(d)  Neither this Agreement nor any action or inaction on the part of any Borrower Party shall be construed to constitute or represent an intention by such Borrower Party, either in its capacity as a party under the Credit Facility or in any other capacity, to waive, modify or refrain from exercising any of its rights, powers, privileges or remedies under the Credit Facility or any other document or agreement, at law, in equity or otherwise, and Acquisition acknowledges, agrees and confirms, except as expressly provided herein, that no such waiver, modification or agreement not to exercise has been offered, granted, extended or agreed to by such Borrower Party, either in its capacity as a party under the Credit Facility or in any other capacity.  Nothing set forth in this Agreement shall be construed so as to require any Borrower Party, either in its capacity as a party under the Credit Facility or in any other capacity, to agree to the terms of any modification proposed by Acquisition to the Credit Facility or any other Loan Document or to any other document or agreement to which such Borrower Party is a party.

Section 5.  Financing.  Upon the request of POI, Acquisition hereby agrees, for the period beginning at the Effective Time and ending on the Debt Specified Date, to use commercially reasonable efforts to assist POI in the arrangement of additional sources of liquidity financing to the extent that Acquisition determines, in its reasonable judgment, that such financing is necessary based upon POI’s current business plan.

Section 6. Equal Treatment with Holders of Notes.  In the event that, during the period commencing at the Effective Time and ending on the Debt Specified Date, any agreement is obtained from holders of any class of Notes to amend or waive any provision of the underlying documentation governing such Notes, or to forebear against exercising any remedies under such documentation for any period of time, each Borrower Party agrees (i) to pay to Acquisition the same amount of fees or other amounts (as a percentage of aggregate principal amount and including any fees or expenses paid to legal, financial or other advisors) paid to holders of such class of Notes (if, and only if, the fees or amounts described in this Section 6(i) have not already been paid to Acquisition pursuant to any other agreement or arrangement among the parties hereto), (ii) to the extent that the expiration date for forbearance of remedies is prior to the Outside Date, then the Outside Date shall be amended to such earlier date without any further action required to be taken by any party hereunder and (iii) to the extent that any such agreement contains any other terms more favorable to the holders of such class of Notes than the terms provided to Acquisition hereunder (including with respect to standstill terms, provision of information or otherwise), then this Agreement shall be deemed amended to include such terms without any further action required to be taken by any party hereunder.

Section 7. Employee Matters.  Acquisition, solely in its capacity as Administrative Agent and Lender under the Credit Facility, hereby agrees not to oppose the making by POI of all currently contracted payments to its senior management and executive employees (which payments do not exceed $14,000,000 in the aggregate), and the continued retention by such individuals of such payments.

Section 8. Miscellaneous.

8.01.  Successors and Assigns, Benefit of Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  This Agreement is solely for the benefit of the signatories hereto (and their respective successors and assigns), and, no other Person (including without limitation any other creditor of or claimant against any Borrower Party) shall have any rights under, or because of the existence of, this Agreement.

8.02.  Remedies.  No failure on the part of Acquisition to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder or under the Credit Facility or any other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise by Acquisition of any right, power or remedy hereunder, under the Credit Facility or under any other Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

8.03.  Voluntary Agreement.  Each Borrower Party represents and warrants that it is represented by legal counsel of its choice, is fully aware of the terms contained in this

Agreement and has voluntarily and without coercion or duress of any kind entered into this Agreement, and the documents and agreements executed and to be executed in connection with this Agreement.

8.04.  Further Assurances.  Each Borrower Party shall execute all additional documents and do all acts not specifically referred to herein which are reasonably necessary to fully effectuate the intent of this Agreement.

8.05.  Severability.  Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any provisions of this Agreement in any other jurisdiction.

8.06.  Counterparts; Section Headings.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any of the parties hereto may execute this Agreement by signing any such counterpart.  Section or other headings contained in this Agreement are for reference purposes only and shall not in any way effect the meaning or interpretation of this Agreement.

8.07.  Governing Law.  This Agreement shall be governed by, and construed in accordance with the law of the State of New York.

8.08.  Effective Time.  The provisions of this Agreement shall take effect immediately upon the Effective Time.

8.09.  Assignment.  This Agreement may not be assigned by any of the parties hereto without the prior written consent of the other parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above.

POI ACQUISITION, L.L.C., a Delaware limited liability company

By:	/s/ David Tanner
Name:
Title:

PROTECTION ONE ALARM MONITORING, INC., a Delaware corporation

By:	/s/ Richard Ginsburg
	Name:	Richard Ginsburg
	Title:	President and Chief Executive Officer

PROTECTION ONE, INC., a Delaware corporation

By:	/s/ Richard Ginsburg
	Name:	Richard Ginsburg
	Title:	President and Chief Executive Officer

NETWORK MULTI-FAMILY SECURITY CORPORATION, a Delaware corporation

By:	/s/ Steve Williams
	Name:	Steve Williams
	Title:	President

[Credit Facility Standstill Agreement]

Schedule 1

OBLIGATIONS UNDER THE CREDIT FACILITY

As of the Effective Time (and after giving effect to any payment pursuant to Section 2(d) of this Agreement), the Obligation under the Credit Facility is as follows:

•                  Principal of $215,500,000.00

•     Accrued and unpaid interest from December 31, 2003 at the Base Rate.

Schedule 2

SPECIFIED  DEFAULTS

The following items shall only be Specified Defaults until the Debt Specified Date:

I.                           Section 8.15 - Solvency:

Failure to comply with the Credit Facility as the result of not making the representation contained in Section 8.15 of the Credit Facility (Solvency) as and when required is a Specified Default

II.                       Section 9.3(a) - Annual Financial Statements:

Failure to comply with Section 9.3(a) of the Credit Facility (Annual Financial Statements) is a Specified Default

III.                   Section 10.13 - Financial Covenants:

Failure to comply with Section 10.13 of the Credit Facility (Financial Covenants) is a Specified Default

IV.                   Section 11.1(a) - Payment of Obligation:

Failure to comply with Section 11.1(a) of the Credit Facility as a result of nonpayment in full of accrued and unpaid interest on the Obligation when it becomes due and payable under the Credit Facility is a Specified Default, except to the extent that (i) POAM does not Convert the Obligation pursuant to Section 2(d) hereof, (ii) any payment of interest is made on the Senior Notes from and after the date hereof and (iii) interest on the Obligation is not paid in full when due on March 31, 2004

V.                       Section 11.6 – Change of Control:

Failure to comply with Section 11.6 of the Credit Facility (Change of Control) is a Specified Default

VI.                   Section 11.7 – Default Under Other Debt and Agreements:

Failure to comply with Section 11.7 of the Credit Facility (Default Under Other Debt and Agreements) is a Specified Default

VII.               Any Default that occurred prior to the Effective Time is a Specified Default